EXHIBIT 99.1
                       Press Release Filed April 18, 2005

Media Contacts:
Christopher Downie
Motient Communications
847-478-4200
chris.downie@motient.com

                    Motient Announces Sale of Preferred Stock

LINCOLNSHIRE, IL, April 18, 2005 -- Motient Corporation (MNCP) announced today that on April 15, 2005, it sold 408,500 shares of non-voting Series A Cumulative Convertible Preferred Stock for $1,000 each in a private placement, resulting in net proceeds to the company of approximately $391 million. Each share of preferred stock has a term of five years, a liquidation preference equal to $1,000 per share plus amounts held in escrow (as described below), and is convertible into Motient common stock at a conversion price of $33.33 per share of common stock. Dividends may be paid in cash or, after 2 years, in common stock at Motient's option, at a rate of 5.25% (cash) or 6.25% (stock). Motient was required to place into escrow sufficient monies to pay 24 months of cash dividends, and dividends will be paid from this escrow for the first 24 months.

In addition, Motient can require the holders of preferred stock, under certain conditions, to convert their preferred stock to shares of Motient common stock. If Motient is acquired prior to maturity of the preferred stock, or if Motient issues more than $250mm of senior or pari passu securities, then Motient must offer to redeem the preferred stock at an 8% premium, in addition to any money remaining in the escrow account. In connection with this sale, Motient signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires Motient to file and cause to make effective a registration statement permitting the resale of the common stock issuable upon conversion of the preferred stock.

Motient intends to use part of the proceeds of this issuance to, among other things, purchase newly issued common stock of TerreStar Networks Inc., a 97% owned subsidiary of Mobile Satellite Ventures. Such purchase of common stock would occur in connection with a spin-off of TerreStar to the limited partners of MSV and would result in Motient gaining a majority interest in TerreStar. TerreStar has the right to receive from one of MSV's investors certain S-band spectrum authorizations, subject to regulatory approvals. Motient and TerreStar have not entered into a definitive agreement regarding any such investment by Motient, and the consummation of this transaction will not occur until the parties have, among other things, received all applicable regulatory approvals and negotiated and executed definitive documentation. Accordingly, Motient can provide no assurances that this transaction will ever be consummated. The remaining proceeds (or all of the proceeds, if the purchase of TerreStar common stock is never consummated) will be used for a variety of purposes, including general corporate purposes.

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The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

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About Motient Corporation:

Motient is a nationwide provider of wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks. (Pink Sheets:
MNCP). www.motient.com.

Statement under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.






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